Exhibit 10.6

ESCO CORPORATION
CORPORATE OFFICES
1650 N.W. NAITO PARKWAY
SUITE 200
PORTLAND, OR 97209

MAILING ADDRESS
P.O. Box 10123
PORTLAND, OR

97296-0123

Phone
(503) 228-2141

FAX
(503) 226-8071

December 22, 1999

To: All Shareholders Who Hold Repurchase Agreements.

Our letter to you of May 10, 1999 advised of the new repurchase price of $136.77 per share of ESCO stock based on the audit of the company’s books conducted by our independent auditors, Grant Thornton, for the fiscal year ending December 25, 1998. We reported that beginning with the 1998 fiscal year, ESCO elected to report financial results on the consolidated basis of accounting. We also noted that additional accounting changes were adopted to fully conform with generally accepted accounting principles (GAAP) and to be more consistent with our industry competitors. The net effect of these GAAP consolidation changes was to increase by twenty-five cents ($.25) per share the ESCO stock repurchase price for 1999 over what the price would have been if calculated under the old “Combined” method (LIFO and Goodwill continue to be excluded from the repurchase price calculations).

Our letter concluded by expressing the need to amend all of our existing stock repurchase agreements to conform to the new consolidated ESCO Corporate Statement. We pointed out that the stock repurchase price calculated under the new method could in any given year be either higher or lower than the price calculated under the old “Combined” method (for example the 1999 price is 25 cents per share higher), but that the differences would not be material.

We would like at this time to amend all of your existing repurchase agreements to conform to the new consolidated ESCO Corporate Statement. The new language is reflected in the form of repurchase agreement being used for stock purchased under the 1999 Employee Stock Purchase Plan. A copy of that agreement is attached to this letter and the new language has been underlined for your convenience. We would appreciate your agreeing to amend all of your existing repurchase agreements to conform with the language used in the attached form, of agreement. This can be accomplished by signing the enclosed copy of this letter where indicated and returning it to the attention of Ken McCaw. Upon receipt of your signed consent, all of your existing agreements will be considered so amended.

Yours very truly,

/s/ HANK SWIGERT	/s/ STEVE PRATT

ACCEPTED AND AGREED TO:

(Signature)

STOCK PURCHASE AGREEMENT (RESTATED)

THIS AGREEMENT, dated as of March 20, 2000, is between ESCO Corporation, an Oregon corporation (“ESCO”) and                     , an individual (“Buyer”):

WITNESSETH

WHEREAS, Buyer is employed by or is a director of ESCO or a Subsidiary of ESCO and has previously purchased or otherwise acquired shares of ESCO common stock, all pursuant to terms and conditions previously agreed upon between ESCO and Buyer and set forth in one or more stock purchase agreements, and amendments thereto, currently in force (hereinafter referred to collectively as the “Old Agreement”); and

WHEREAS, ESCO’s business plans include a possible future recapitalization of ESCO’s shares of stock as well as a possible future public sale of ESCO’s stock (the “ESCO Plan”); and

WHEREAS, the parties recognize that the ESCO Plan, or portions thereof, may not materialize because certain circumstances affecting the ESCO Plan are beyond ESCO’s control;, the parties, however, acknowledge that even if the ESCO Plan does not materialize, the amendments to the Old Agreement set forth below, which are intended to become effective in any event as of the date of this Agreement, are of benefit to both parties and, in particular, because the ESCO Plan is intended to enhance the financial performance of ESCO.

NOW, THEREFORE, in consideration of these premises and the further agreements and covenants of the parties set forth below, it is agreed as follows:

Restated Agreement. By executing this Agreement, the parties intend to amend the Old Agreement as set forth below, and, as so amended,. the Old Agreement is restated in its entirety in this Agreement, thus superceding all prior agreements in respect of Buyer’s shareholder interest in ESCO.

Share Ownership. Buyer currently owns            shares of common stock of ESCO (“ESCO Repurchase Shares”), all of which are subject to the terms and conditions of this Agreement.

Status of Shares. The ESCO Repurchase Shares, Buyer’s ownership of which is evidenced by ESCO’s form of stock certificate, have been issued to Buyer and are fully paid and non-assessable shares, except for any such ESCO Repurchase Shares which are currently being purchased under ESCO’s deferred payment plan, or are currently issued to Buyer but subject to vesting under the terms of ESCO’s stock incentive plan for employees or award plan for directors, which plans are set forth on the books and records of ESCO.

4.     Repurchase of Shares. In the event of (i) the death of Buyer or (ii) the termination of Buyer’s status as an employee or director of ESCO or an ESCO Subsidiary for any reason or cause, whichever first occurs (“Repurchase Date”), ESCO shall purchase and Buyer shall sell all of the ESCO Repurchase Shares at the price and on the terms set forth below. ESCO, Buyer and Buyer’s heirs and legal and personal representatives will execute and deliver all necessary and proper documents and take such other acts as are necessary to effect such purchase and sale.

5.     Repurchase Price. The repurchase price shall be determined as of the Repurchase Date as follows:

5.1           If the Repurchase Date occurs on or before December 29, 2000, (the last day of that fiscal year) the repurchase price for each of the ESCO Repurchase Shares shall be $          .

5.2           If the Repurchase Date occurs after December 29, 2000, the repurchase price for each of the ESCO Repurchase Shares shall be the price set forth in Section 5.1, increased or decreased by adding or subtracting the “Price Adjustment” for each fiscal year or portion thereof commencing with the current fiscal year (fiscal year 2000) and ending with the last fiscal year ending before the Repurchase Date. The Price Adjustment shall become effective at the end of the last day of each fiscal year and shall be computed by the following formula:

Price Adjustment =	ESCO Consolidated Earnings
Outstanding Shares

6.     Payment of Repurchase Price. On the occurrence of a Repurchase Date, the full repurchase price, determined in the manner provided in Section 5, shall be payable to Buyer or his or her estate within thirty (30) days after the Repurchase Date; provided, however, that if the repurchase price of the ESCO Repurchase Shares cannot be determined within thirty (30) days after the Repurchase Date because ESCO’s audited financial statements for the most recent fiscal year have not been prepared, the payment by ESCO shall not be made until such audited financial statements have been prepared. If such audited financial statements are not prepared within one hundred twenty (120) days after the end of such fiscal year, the repurchase price shall then be determined, at the option of Buyer or his or her personal representative, from (i) the financial statement prepared by ESCO for such fiscal year, (ii) the audited financial statements for such fiscal year when they are prepared, or (iii) the audited financial statements of ESCO for the immediately preceding fiscal year, and the full repurchase price shall be paid immediately. Contemporaneously with the payment of the full repurchase price, Buyer or his or her personal representative shall deliver to ESCO the certificate or certificates, properly endorsed, representing the ESCO Repurchase Shares.

7.     Interpretation of Agreement. The provisions of this Agreement shall be interpreted and applied so as to prevent any duplication of values, either positive or negative, in the establishment of the repurchase price of the ESCO Repurchase Shares.

The repurchase price of the ESCO Repurchase Shares shall be calculated taking into account amortization of any and all goodwill resulting from acquisitions occurring after the date of this Agreement, but not taking into account ESCO’s adoption of the LIFO method of computing ESCO Corporation’s inventories.

8.     Changes in ESCO Stock. In the event of the declaration of a stock dividend, spin-off, stock split, recapitalization or share exchange or similar transaction affecting ESCO’s outstanding securities, any new, substituted or additional securities or other property which are by reason of such transaction distributed with respect to any of the ESCO Repurchase Shares or into which such ESCO Repurchase Shares thereby become convertible, shall immediately be subject to all the terms and conditions of this Agreement. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and class of the ESCO Repurchase Shares. Appropriate adjustments shall also, after each such transaction, be made to the repurchase price to be paid upon repurchase of the ESCO Repurchase Shares under the terms of this Agreement to reflect any change in ESCO’s outstanding securities brought about without receipt of consideration therefor.

9.     Sale or Distribution of Subsidiary’s Stock.

9.1           If, after a corporation or other entity becomes a Subsidiary, ESCO distributes the Subsidiary’s stock or other ownership interest to ESCO’s shareholders as a dividend or otherwise, the earned surplus of ESCO for purposes of ESCO Consolidated Earnings shall not be debited or credited as a result of the distribution of the Subsidiary’s stock or other ownership interest in an amount greater than ESCO’s consolidated equity in such Subsidiary, except that there shall be an adjustment for the amortized goodwill which has previously been excluded from the repurchase price calculation.

9.2           In the event of any sale or other disposition of a Subsidiary’s stock, or other ownership interest, the books of account of ESCO shall, in calculating the repurchase price under Section 5, reflect the gain or loss, if any, resulting from such sale or disposition with the gain or loss to be calculated on the basis of ESCO’s consolidated equity in such Subsidiary, and there shall be an adjustment for the amortized goodwill which has previously been excluded from the repurchase price calculation.

10.   Notation on Certificates. An appropriate notation may be made by ESCO on the certificate or certificates representing any ESCO Repurchase Shares to the effect that the Shares are subject to the terms of this Agreement. The parties acknowledge that, until new stock certificates evidencing the ESCO Repurchase Shares are issued in the name of Buyer after the date of this Agreement, the existing stock certificate legend language set forth on certificates evidencing the ESCO Repurchase Shares, as required under the terms of the Old Agreement, shall govern the transferability of such Shares as though the agreement referenced in such existing legend language is a reference to this Agreement.

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11.   Prohibition Against Sale or Exchange of Stock. Buyer shall not sell, assign, transfer, hypothecate, pledge or in any manner alienate the ESCO Repurchase Shares, or any part thereof, or any right, title or interest in such Shares of stock, except as expressly provided in this Agreement.

12.   Release of Restrictions..

12.1         Notwithstanding the provisions of Section 11, if (i) there shall occur one or more Arm’s-Length Sales to any one Purchaser involving 25% or more of the outstanding shares of stock of ESCO (of the same class as the ESCO Repurchase Shares) or (ii) such sale or sales are pending and ESCO is playing an active role in the pending sales, ESCO shall give Buyer written notice of each such sale or pending sale. Buyer shall then have the right to sell some or all of the ESCO Repurchase Shares to the Purchaser free of the terms and conditions of this Agreement, provided that the Purchaser is willing to purchase the ESCO Repurchase Shares and, provided further, that such sale by Buyer occurs within 180 days of the later of (i) the date of the last acquisition by Purchaser of such shares of stock of ESCO or (ii) the giving of the written notice by ESCO.  ESCO shall also give written notice of any subsequent Arm’s-Length. Sales made, or to be made, to such Purchaser and Buyer shall have the further right to sell ESCO Repurchase Shares to such Purchaser as provided above. All ESCO Shares not so sold shall remain subject to the terms and conditions of this Agreement.

12.2         In the event that the shares of stock of ESCO or any successor in interest to ESCO become publicly traded, the ESCO Repurchase Shares shall be released from the transfer restrictions imposed by Section 11 above. if ESCO shall participate in a public offering of any of its stock, some or all of the ESCO Repurchase Shares may, in the discretion of ESCO, and with the consent of the lead underwriter managing a public offering, be released from the terms and conditions of this Agreement for the purpose of participating in a public offering sale.

13.   Additional Redemption Opportunity. To enable Buyer to reassess the suitability of his or her ESCO Repurchase Shares as an investment, Buyer shall have the following redemption opportunities:

13.1       Buyer may elect to put back to ESCO for repurchase by ESCO (Buyer’s “Put”) some or all of his or her ESCO Repurchase Shares during the following redemption periods:

a.          Commencing with the first business day in January, 2003, and for thirty (30) consecutive days thereafter, Buyer may Put up to one-third of his or her ESCO Repurchase Shares to ESCO at the then prevailing repurchase price, subject to payment therefor by ESCO in accordance with the payment terms provided above in this Agreement; and

b.         Commencing with the first business day in January, 2004, and for thirty (30) consecutive days thereafter, Buyer may Put up to one-third of his or her ESCO Repurchase Shares to ESCO at the then prevailing repurchase price, subject to payment therefor by ESCO in accordance with the payment terms provided above in this Agreement; and

c.          Commencing with the first business day in January, 2005, and for thirty (30) consecutive days thereafter, Buyer may Put up to one-third of his or her ESCO Repurchase Shares to ESCO at the then prevailing repurchase price, subject to payment therefor by ESCO in accordance with the payment terms provided above in this Agreement.

The right to sell up to one-third of the ESCO Repurchase Shares in any annual period is not a cumulative right; consequently Buyer’s Put for a particular period shall not carry over to the next annual period, unless such carryover is permitted in Subsection 13.2 below.

13.2       Notwithstanding the foregoing redemption provisions set forth above in Subsection 13.1, if any redemption period or portion thereof occurs during the time that ESCO is about to become involved in a Public Offering (as defined in Section 12) or in a business combination, then the redemption period that would otherwise become operative or is then operative shall be suspended until such time as the registration statement filed in connection with such Public Offering is withdrawn or is otherwise affirmatively declared by ESCO as effectively having been withdrawn (because of failure of the Securities and Exchange Commission to declare the registration effective). In the event the Public Offering is withdrawn (or treated as having been withdrawn) or such other business combination terminates without becoming effective, Buyer’s Put shall be reinstated and operative for the aforementioned 30 day period. At the conclusion of any suspension period and reinstatement of the period for Buyer’s Put, Buyer shall have the option of carrying over the Put to the next ensuing Put period; provided, however, if the reinstated period following a suspension occurs in connection with the January 2005 Put period, there shall be a carryover to January, 2006. If for any reason all three Put periods are suspended by circumstances that are continuing for all periods specified above in Subsection 13.1, then ESCO shall provide a new redemption schedule for Buyer to become operative at the earliest practicable date. For purposes of this Agreement, a “business combination” means any transaction to which ESCO is a party and which results in the ESCO Repurchase Shares becoming part of a class of securities registered under Section 12 of the Securities Exchange Act of 1934 and for which a public trading market for such Shares exists.

13.3       If ESCO’s registration statement filed in connection with its first Public Offering is declared effective, or such business combination becomes effective, then any and all redemption periods that would have been available to Buyer as above provided in Subsection 13.1 occurring after such registration or business combination effective date shall be terminated and no longer available to Buyer but instead the provisions of Section 14 shall govern Buyer’s rights of resale in respect of his or her ESCO Repurchase Shares subject to this Agreement.

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14.     Establishment of a Public Market. On the first day following expiration of the period during which sale of the ESCO Repurchase Shares is restricted, and for thirty (30) consecutive days thereafter, Buyer shall have the right to “Put” some or all of his or her ESCO Repurchase Shares to ESCO for redemption at the then prevailing repurchase price for the ESCO Repurchase Shares. The thirty (30) day put period shall be suspended, however, during any period of time during which the issuer would be prohibited from redeeming Buyer’s Shares under any applicable securities law statutory or regulatory provision or during which Buyer would be prohibited from selling his or her ESCO Repurchase Shares under any applicable securities law statutory or regulatory provision. If such prohibition is removed with respect to only a portion of the Buyer’s ESCO Repurchase Shares, the 30 day put period shall continue to be suspended with respect to Buyer’s ESCO Repurchase Shares remaining subject to such prohibition. With respect to ESCO Repurchase Shares which continue to be subject to this Agreement at the time this Section 14 becomes operative, the period of restriction referred to above in the first sentence of this Section 14 is that period: (a) beginning on the effective date of the initial Public Offering and running through the period of time (i.e., the “Lock-Up Period”) during which ESCO Repurchase Shares cannot be sold, as required by the managing underwriter for such Public Offering, or by ESCO; or (b) in the case of a business combination, any period which is specified as a restriction period under the terms of the applicable closing agreements delivered by ESCO and the other party or parties to the business combination.

14.1         The parties acknowledge that Buyer’s right to Put the ESCO Repurchase Shares to ESCO (or to ESCO’s successor in interest in any business combination) is a contractual right in respect of the ESCO Repurchase Shares and not compensatory in nature; and accordingly, all proceeds received by Buyer in connection with the Put of ESCO Repurchase Shares in lieu of selling said Shares in the public market should represent proceeds received from the sale of a capital asset. Nevertheless, if the governing taxing authority were to claim and succeed in such claim that the element of proceeds over and above the then prevailing market price is compensatory in nature, ESCO agrees to pay an amount equal to the additional income tax incurred by Buyer over and above the capital gain portion of such tax accruing to Buyer in connection with such Put transaction.

14.2       The parties agree that concurrently with the effective date of the initial Public Offering or business combination, the repurchase price set forth in Section 5 of this Agreement shall be recalculated applying the formula hereinabove set forth in this Agreement, consistent with accounting practices utilized in the prior period, such that the recalculated repurchase price shall be effective as of the end of the month immediately preceding the month in which the Public Offering or business combination becomes effective and shall apply for ESCO Repurchase Shares Put to ESCO under the terms of this Section 14. If Buyer exercises his or her Put under this Section 14 at a time when the recalculated repurchase price is still unknown, the parties may proceed with the redemption and once the recalculated price is known, the parties shall settle any debit or credit still owing by the prompt payment of cash. Any cash balance owing to Buyer under this procedure shall bear interest at the annual rate of 8% if such cash balance is not paid within ninety (90) days of the date of the Put transaction.

14.3         If Buyer is holding any ESCO Repurchase Shares under the terms of this Agreement upon the expiration of his or her right of redemption (Put) under this Section 14, this Agreement shall terminate and shall then be of no further force and effect and Buyer shall look to the public market then available for the purchase and sale of ESCO securities; provided, Buyer shall, in all instances, continue to be subject to the statutory provisions of the Act and the rules promulgated thereunder which are applicable to any sale of his or her ESCO Repurchase Shares. Notwithstanding the foregoing provisions of this Subsection 14.3, if the ESCO Repurchase Shares are the subject of sale under Section 4 prior to the effective date of a pending initial Public Offering or business combination, the Shares shall be redeemed as required under Sections 4, 5, and 6 of this Agreement, unless ESCO, in its sole discretion, determines that it is equitable and fair to complete the sale of such Shares as though this Section 14 applied.

15.     Definitions

15.1         “Arms-Length Sale” means any transfer, conveyance, sale or other disposition (including by merger or consolidation) of the shares of stock of ESCO by ESCO or any shareholder thereof to any person or entity, except transfers to a Subsidiary or transfers by gift or bequest.

15.2         “Earned Surplus” means the amount obtained by combining the retained earnings and the cumulative foreign currency translation adjustments as reflected in the audited consolidated financial statements of ESCO.

15.3       “ESCO Consolidated Earnings” means 100% of the amount by which the Earned Surplus of ESCO, as reflected in its audited consolidated financial statements as at the end of each fiscal year, has increased or decreased as compared with the Earned Surplus reflected in its audited consolidated financial statement as at the end of the immediately preceding fiscal year; provided, however, that for purposes of this definition there shall be excluded from the Earned Surplus of ESCO any gain or loss attributable to the repurchase by ESCO of any of its shares of stock.

15.4       “Outstanding Shares” means, solely for purposes of this Agreement, the number of shares of ESCO common stock issued and outstanding on the last day of each fiscal year of ESCO. The preceding sentence assumes that as of this date there has not occurred a corporate event such as a recapitalization, reorganization, exchange, conversion or other transaction which changed the current class of ESCO common stock, either directly or indirectly, through the establishment of other classes of ESCO securities. If after this date there occurs any such corporate event, then the reference in the first sentence of this Subsection 15.5 to “common stock” shall refer only to the resulting class or classes of ESCO securities (or class or classes of securities of ESCO’s successor in interest) into which said common stock is exchanged, converted, or otherwise changed plus all new classes of common stock.

15.5       “Purchaser” means any person or entity, together with any Affiliate of such person or entity, acquiring shares of stock of ESCO pursuant to an Arm’s-Length Sale.

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15.6         “Subsidiary” means a corporation or other entity in which ESCO owns directly, or indirectly through stock or other ownership in another corporation or corporations or other entities (related to each other and to ESCO in a single chain of vertical ownership), more than 50% of the issued and outstanding stock or other indicia of ownership having the ordinary voting power in such corporation or other entity. Such term shall not include a corporation or other entity which at any point in time would otherwise be or become a “Subsidiary” under the above definition, but which within one hundred eighty (180) days of such time merges or is consolidated with another corporation or other entity or was formed for the purpose of accomplishing such merger or consolidation; provided, however, the corporation or other entity surviving such merger or consolidation may be a “Subsidiary” if it meets this definition.

16.         Binding Effect. All of the foregoing covenants, promises and agreements shall extend and apply to all shares of capital stock or other evidence of ownership of ESCO or any of its Subsidiaries received by Buyer from time-to-time in respect of the ESCO Shares.

17.         Successors in Interest. All of the foregoing covenants, promises and agreements shall run to, bind, and inure to the benefit of, the heirs and personal representatives of Buyer, and the successors and assigns of ESCO.

18.         Agreement of Spouse. By signing this Agreement, the spouse of Buyer agrees that any community or other interest which such spouse may have or acquire in the ESCO Repurchase Shares and any other shares of stock of ESCO or any of its Subsidiaries which are within the scope of this Agreement shall be subject to all of the terms and provisions of this Agreement in the same manner and to the same extent as if such spouse had no community or other interest in such shares of stock.

19.         Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, U.S.A., without application of its conflicts of laws principles.

THE PARTIES have executed this Agreement in duplicate as of the day and year first above written.

ESCO CORPORATION

By: Henry T. Swigert
Chairman of the Board

Buyer

Spouse of Buyer